Exhibit 99.1

Biomass Processing Technology, Inc. Commences $5,000,000 Private Offering of Common Stock

May 27, 2004, West Palm Beach, Florida.	Company Contact: Jack B. Simpson (561) 687-3377 Jack_Simpson@bptechnology.com

Biomass Processing Technology, Inc. (the “Company”) announced today that it has commenced a $5,000,000 private offering of 500,000 shares of common stock ($.02 par value), at an offering price of $10.00 per share. The proceeds of the offering will be used for working capital purposes and to fund the Company’s current capital projects. The offering is currently scheduled to be completed in June, 2004. The Company will offer the shares directly to prospective investors through the efforts of its management. The shares being offered have not been and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be offered or sold in the United States absent registration under, or an exemption from the registration requirements of, such act and such laws.

This notice is being provided pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended, is not an offer to sell or the solicitation of an offer to buy any securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. Neither the United States Securities and Exchange Commission nor any other regulatory agency has passed upon the merits of, or given its approval to, any securities offered or the terms of the offering.